Exhibit 99.1

 For Immediate Release

Contact: SkyPeople Fruit Juice, Inc. Ms. Spring Liu, CFO Phone: +1-818-390-1272 Email: springliu@skypeoplejuice.com	CCG Elite Investor Relations Inc. Mr. Crocker Coulson, President Phone: +1-646-213-1915 (New York) Email: crocker.coulson@ccgir.com www.ccgelite.com

SkyPeople Fruit Juice, Inc. Acquires Apple Juice Facility

Xi’an, China, June 16, 2008 - SkyPeople Fruit Juice, Inc. (OTC Bulletin Board: SPFJ) (“SkyPeople ” or “the Company”), a leading processor and manufacturer of concentrated apple juice, kiwifruit, pear and other fruit juice products today announced that it has acquired full ownership of Huludao Wonder Fruit Co., Ltd. (“Huludao Wonder”) for RMB 48.25 million (approximately $6.94 million). The transaction closed on June 10, 2008 through the offset of related party receivables.

Huludao Wonder will serve as the core manufacturing and processing facility for apple juice concentrate for the Company. The facility is located in Liaoling province noted for its high acidic apple, which produced 7,208 tons of concentrated apple juice in 2007. As of May 31, 2008, the total assets of Huludao Wonder was RMB 109 million (approximately $15.7million).

Prior to the acquisition, Huludao Wonder was a direct subsidiary of a related party of the Company, Shaanxi Hede Venture Capital Limited (“Hede”). On June 1, 2007, SkyPeople entered a contractual agreement with Hede to lease all the assets and operating facilities of Huludao Wonder for one year. In accordance with the US GAAP accounting practices under FIN 46R, the Company consolidated Huludao Wonder’s operations into its financial results effective June 1, 2007. Huludao Wonder contributed approximately $8.0 million in revenue during the six months ended December 31, 2007.

“Our completion of the acquisition of Huludao Wonder enhances our ability to participate in the expanding international demand for apple juice concentrate. Operating Huludao Wonder for one year has accelerated our potential to increase productivity through processing and manufacturing facility upgrades. China's export of apple juice concentrate reached 1.04 million metric tons representing 67% of the international trade volume for the 2006-2007 season,” said Mr. Yongke Xue, CEO of SkyPeople. “It is anticipated that the acquisition of Huludao Wonder will decrease our administrative expenses and enable us to more efficiently utilize our internal resources.”

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc. is a holding company for Shaanxi Tianren Organic Food Co., Ltd. Tianren is a company organized according to the laws of the People's Republic of China. SkyPeople’s main products are concentrated apple juice, kiwifruit, pear and other fruit juice for domestic and international consumers. Its brand, HEDETANG, is positioned as a high quality, healthy and nutritious juice concentrate and clear juice product used both as an ingredient component in other products and an end-use juice concentrate product. Tianren owns the largest kiwifruit plantation in China and is a leading worldwide producer of concentrated kiwifruit juice.

Forward Looking Statements

This press release contains certain 'forward-looking statements' that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to the company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the People's Republic of China, compliance requirement of law and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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